SEPARATION AGREEMENT

This separation agreement ("Agreement") is made by and between Whitestone REIT and its officers, directors, subsidiaries, affiliates, employees and agents (collectively referred to as "Whitestone") and Valarie King (referred to as "Employee"). In consideration of the mutual promises contained in this agreement, the receipt and sufficiency of which are hereby acknowledged, Whitestone end Employee agree as follows:

A.    Acceptance of Voluntary Resignation:

1.    Whitestone agrees to accept Employee's voluntary resignation from employment with Whitestone, effective Wednesday, May 30, 2012.

2.    Upon her resignation, Employee shall turn over to Whitestone all Whitestone property in her possession or control, including, without limitation, keys, access cards, credit cards, telephones, telephone cards, badges, computers, equipment, customer information and business data of any kind.

3.    Whitestone agrees to respond to reference inquiries by confirming Employee's title, salary, hire date and date of resignation.

B.    Severance Pay and Other Consideration:

1.    Whitestone agrees to provide Employee with the following severance pay and benefits:

Salary Continuation: Employee's salary will be continued through March 15, 2013 (9 months), paid on regular payroll dates, at the rate of $5,384.62 per payroll period (Total $107,692.40).

Restricted Stock: 6,600 shares (.20 x 33,000) of previously granted stock and units will be vested upon the completion 2012 Audit of Financial Statements, during the first quarter of 2013.

Time Vested Shares: 399 shares of previously granted, but unvested shares of stock will be vested effective April 19, 2013. During the interim, dividends will continue to be paid to the Employee on said shares.

Health Benefits: Employee and currently covered dependents will continue to be covered under Whitestone's Medical, Dental and Vision insurance benefit plans through March 1, 2013, at the same premium contribution rates paid by active Whitestone employees.

Outplacement Services: Should the Employee so choose, Whitestone will provide "Outplacement Services", through Career Partners International, up to the amount of $6,500.

2. Should employee choose to file a claim for unemployment benefits after the expiration of the severance pay period, Whitestone agrees not to contest such claim.

C.    Release of Claims:

In consideration for this Agreement, Employee releases and forever discharges any and all legal claims, causes of action, attorney's fees, costs and liabilities of any nature whatsoever, whether or not now known, which she may have, or claim to have, against Whitestone. This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Texas Labor Code, and other federal, state or local laws affecting the employment relationship, as well as claims arising under the common law.

D.    Non-Disparagement:

Employee agrees not to take any action that might interfere with or cause harm to any of Whitestone's employees, employment relationships, or existing prospective business relationships, and agrees not to make any negative or disparaging statements, either orally or in writing, regarding Whitestone. Further, Employee agrees and understands that any violation of this provision will void the entire Agreement and Employee will be required to return or repay any and all consideration received under the Agreement to Whitestone.

E.    Confidentiality:

The parties agree to keep the existence and terms of this Agreement confidential, except as required to be disclosed by SEC regulations. Employee specifically agrees not to discuss the existence or terms of this Agreement with any third party except for her spouse, legal counsel and financial advisor.

F.    Entire Agreement, OWBPA Compliance and Governing Law:

The Agreement is a complete expression of the intent of the parties with respect to the subject matter of this Agreement, and supersedes all previous agreements and oral and written understandings except for Employee's Confidentiality and Non-Compete Agreement with Real Estate Addendum and any contractual restrictions on Employee's vested stock. Employee has twenty-one (21) days from the date of her receipt of this Agreement to consider whether or not to sign it and is advised to consult with an attorney. Employee may revoke the Agreement for seven (7) days after signing it, and if it is not revoked, the Agreement becomes fully enforceable. This Agreement is governed by laws of the State of Texas, and venue for any dispute hereunder will be in Harris County, Texas. The parties acknowledge that they have read and understood this Agreement and are signing it knowingly and voluntarily.

/s/ Valarie King	/s/ James Mastandrea
Employee	James Mastandrea, CEO
Whitestone REIT

6/15/2012	6/16/2012
Date Signed	Date Signed

/s/ Greg Belsheim
Witness

6/16/2012
Date Signed

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